Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 3, 2021, (the “Closing Date”) Indaptus Therapeutics, Inc. (formerly Intec Parent, Inc.), a Delaware corporation (the “Company”), completed its merger with Decoy Biosystems, Inc., a Delaware corporation (“Decoy”) following the satisfaction or waiver of the conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 15, 2021 among the Company, Intec Pharma Ltd., an Israeli company and wholly owned subsidiary of the Company (“Intec Israel”), and Dillon Merger Subsidiary Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) pursuant to which Merger Sub merged with and into Decoy, with Decoy surviving as a wholly owned subsidiary of the Company (the “Merger”).

Previously, on July 27, 2021, the Company, Intec Israel and Domestication Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of Indaptus (the “Domestication Merger Sub”), completed a domestication merger pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated April 27, 2021 (the “Domestication Merger Agreement”), whereby Domestication Merger Sub merged with and into Intec Israel, with Intec Israel being the surviving entity and a wholly-owned subsidiary of Indaptus (the “Domestication Merger”). At the time of the Domestication Merger, Intec Israel continued to possess all of its assets, rights, powers and property as constituted immediately prior to the Domestication Merger and continued to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Domestication Merger.

In connection with the Merger and for the purpose of meeting Nasdaq’s initial listing requirements, Intec Israel implemented a 1-for-4 reverse share split of its outstanding ordinary shares that was effective after the close of trading on July 26, 2021, and prior to the effectiveness of the Domestication Merger. All share and per share amounts in these condensed combined financial statements have been retroactively adjusted to reflect the reverse share split.

Further, in connection with the Merger, on July 23, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a certain institutional investor for the sale and issue by the Company in a private placement (the “Private Placement”) of approximately $29.9 million (or approximately $30 million assuming the full exercise of the pre-funded warrant) of a pre-funded warrant and accompanying warrant. The closing of the Private Placement was completed on August 3, 2021.

Following the completion of the Merger, on August 4, 2021, the Company’s board resolved to effect a business termination of Intec Israel through the winding down of Intec Israel’s operations, satisfying liabilities, and disposing its assets (“Business Termination”). The Company expects that the winding down of the Accordion Pill business will be substantially complete by the end of the third quarter of 2021.

The Merger will be accounted for as a “reverse merger” since immediately upon the completion of the Merger, the Decoy shareholders prior to the Merger held a majority of the voting interest of the Company. However, the board of directors of the Company include a majority of Intec Israel’s board members prior to the Merger and the Company’s senior management are primarily comprised of Intec Israel’s senior management prior to the Merger. For accounting purposes, Decoy will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a reverse merger. Accordingly, Decoy’s assets, liabilities and results of operations will become the historical financial statements of the combined company, and the net cash remaining following Intec Israel’s Business Termination, will be included in the Company’s assets effective as of the Closing Date. No step-up in basis or goodwill will be recorded in this transaction.

The unaudited pro forma condensed combined balance sheet data as of March 31, 2021, gives effect to the Merger as if it took place on March 31, 2021. The unaudited pro forma condensed combined statement of operations for three-month period ended March 31, 2021, gives effect to the Merger as if it took place on January 1, 2021. The historical financial statements of Intec Israel and Decoy have been adjusted to give pro forma effect to events that reflect the U.S. GAAP accounting for the transaction to illustrate the effects of the reverse merger to the Company’s historical financial statements. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information reflects Intec Israel’s Business Termination, initiated after the Closing Date. In addition, the unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Intec Israel and Decoy been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with (i) the unaudited financial statements for the three-month period ended March 31, 2021 and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in Intec Israel’s quarterly report on Form 10-Q for the three-month period ended March 31, 2021, filed with the United States Securities and Exchange Commission on May 17, 2021, and (ii) the historical unaudited financial statements of Decoy for the three-month period ended March 31, 2021 included in the Company’s Form 8-K, filed with the United States Securities and Exchange Commission on August 6, 2021.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Intec Israel may materially vary from those of Decoy. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the Merger, the Company’s management will conduct a final review of the Company’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Intec Israel’s results of operations or reclassification of assets or liabilities to conform to Decoy’s accounting policies and classifications. As a result of this review, the Company’s management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

(in thousands)

	Decoy	Intec Israel	Business Termination of Intec Israel (*)	Pro Forma Adjustments	Notes	Pro Forma Combined (**)
Assets
CURRENT ASSETS:
Cash and cash equivalents	$4,487	$10,135	$(10,135)	$40,478	C	$44,965
Restricted cash	—	1,000	(1,000)	—		—
Deferred transaction costs	605	—	—	(605)	D	—
Prepaid expenses and other	204	1,024	(1,024)			204
TOTAL CURRENT ASSETS	5,296	12,159	(12,159)	39,873		45,169
NON-CURRENT ASSETS:
Property and equipment, net	1	869	(869)	—		1
Operating lease right-of-use assets	—	685	(685)	—		—
Other assets	44	3,717	(3,717)	—		44
TOTAL NON-CURRENT ASSETS	45	5,271	(5,271)	—		45
TOTAL ASSETS	$5,341	$17,430	$(17,430)	$39,873		$45,214
Liabilities and shareholders’ equity
CURRENT LIABILITIES:
Accounts payable and accruals:
Trade	$429	$183	(183)	$—		$429
Other	650	5,020	(5,020)	2,825	B	3,475
SAFE agreements	5,092	—	—	(5,092)	E	—
TOTAL CURRENT LIABILITIES	6,171	5,203	(5,203)	(2,267)		3,904
LONG-TERM LIABILITIES:
Operating lease liabilities	—	178	(178)	—		—
Other liabilities	—	705	(705)	—		—
TOTAL LONG-TERM LIABILITIES	—	883	(883)	—		—
TOTAL LIABILITIES	6,171	6,086	(6,086)	(2,267)		3,904
SHAREHOLDERS’ EQUITY:
Common stock	1	727	(727)	80	F	81
Preferred Stock; Series seed; $0.001 par value; 366,317 shares authorized, 314,928 shares issued and outstanding as of March 31, 2021	(*** )	—	—	(*** )	A	—
Additional paid-in capital	7,741	218,397	(218,397)	42,060	F	49,801
Accumulated deficit	(8,572)	(207,780)	207,780	—	F	(8,572)
TOTAL SHAREHOLDERS’ EQUITY	(830)	11,344	(11,344)	42,140		41,310
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,341	$17,430	$(17,430)	$39,873		$45,214

(*)	Represents the cancellation of Intec Israel assets and liabilities resulting from the Business Termination initiated after the Closing Date. The estimated net cash from the Business Termination in the amount of $11.9 million was recorded under the Pro Forma Adjustments column. The net cash includes proceeds of $9.9 million following the issuance of 717,076 ordinary shares by Intec Israel to Aspire Capital during the second quarter 2021.
(**)	Represents the combined company balance sheet immediately upon the completion of the Merger.
(***)	Represents an amount less than $1,000.

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three-month period ended March 31, 2021

(in thousands, except per share amounts)

	Decoy	Intec Israel		Business Termination of Intec Israel (*)	Pro Forma Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$(490)		$(2,157)	$2,157	$—		$(490)
General and administrative	(124)		(2,021)	2,021	(650)	G	(774)
Total operating expenses	(614)		(4,178)	4,178	(650)		(1,264)
Other income, net	2		—	—	—		2
Finance expense	—		(31)	31	—		—
Loss before income taxes	(612)		(4,209)	4,209	(650)		(1,262)
Income tax	—		(20)	20	—		—
Net loss	$(612)		$(4,229)	$4,229	$(650)		$(1,262)
Basic and diluted loss per common share	$(0.84)	$				H	$(0.17)
Weighted average common shares outstanding, basic and diluted	732,635						7,395,210

(*)	To cancel Intec Israel’s operations resulting from the Business Termination.

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On August 3, 2021, pursuant to the Merger Agreement the Company completed the Merger with Decoy. Previously, on July 23, 2021, the Company entered into a Purchase Agreement with a certain institutional investor pursuant to which the Company agreed to sell and issue, in the Private Placement, a pre-funded warrant to purchase up to 2,727,273 shares of the Company’s common stock (the “Pre-funded Warrant”) and a warrant to purchase up to 2,727,273 of the Company’s common stock (the “Warrant”) at a purchase price of $10.99 per Pre-funded Warrant and associated Warrant, for total net proceeds of approximately $27.2 million (or approximately $27.3 million assuming the full exercise of the Pre-funded Warrant), after deducting the placement agent’s fees and other estimated offering expenses payable by the Company in the amount of approximately $2.7 million. In addition, the Company agreed to issue to the placement agent a warrant to purchase 136,364 shares of the Company’s common stock. The closing of the Private Placement was completed on August 3, 2021.

On July 27, 2021, the Company, Intec Israel, and Domestication Merger Sub completed the Domestication Merger pursuant to the terms of the Domestication Merger Agreement, whereby Domestication Merger Sub merged with and into Intec Israel, with Intec Israel being the surviving entity and a wholly-owned subsidiary of Intec Parent. In connection with the Domestication Merger, all Intec Israel ordinary shares, outstanding after the reverse share split (as described below) and immediately prior to the Domestication Merger were converted, on a one-for-one basis, into shares of the Company common stock, par value $0.01 per share (the “Company Common Stock”), and all options and warrants to purchase Intec Israel ordinary shares outstanding after the reverse share split and immediately prior to the Domestication Merger were exchanged for equivalent securities of the Company.

In connection with the Merger and for the purpose of meeting Nasdaq’s initial listing requirements, Intec Israel implemented a 1-for-4 reverse share split of its outstanding ordinary shares that was effective after the close of trading on July 26, 2021, and prior to the effectiveness of the Domestication Merger (the “Reverse Split”). As a result of the Reverse Split, every four outstanding ordinary shares was combined into one ordinary share.

Immediately prior to the Merger, each share of Decoy preferred stock issued and outstanding immediately prior to the Merger automatically converted into Decoy common stock (the “Preferred Stock Conversion”) and each Decoy SAFE (Simple Agreements for Future Equity) outstanding immediately prior to the Merger was treated in accordance with the terms of the relevant agreements governing the Decoy SAFEs and automatically converted into Decoy common stock (the “SAFE Conversion”).

At the Closing Date of the Merger:

●	each outstanding share of Decoy common stock (after giving effect to the Preferred Stock Conversion and SAFE Conversion) automatically converted into shares of the Company’s Common Stock, based on the exchange ratio as described in the Merger Agreement, and

●	each outstanding and unexercised Decoy stock option, whether vested or unvested, automatically converted into a stock option exercisable for that number of shares of the Company’s Common Stock, with the number of the Company’s Common Stock subject to such option and the exercise price being appropriately adjusted to reflect the exchange ratio.

Under the exchange ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the exercise of the Pre-Funded Warrant sold in the Private Placement), pre-merger Decoy securityholders owned approximately 63.65% of the Company’s share capital (on a fully diluted basis) and pre-merger Intec Israel securityholders owned approximately 36.35% of the Company’s share capital (on a fully diluted basis).

The exchange ratio was calculated using a formula intended to allocate a percentage of the combined company to existing Decoy securityholders. The exchange ratio is based on a $30.0 million valuation plus $3.8 million net cash for Decoy net of the deposit amount as defined in the Merger Agreement and a $10.0 million valuation plus $9.3 million net cash including the deposit amount as defined in the Merger Agreement for Intec Israel at the effective time of the Merger. Based on the formulation described above, the exchange ratio was equal to 2.654353395 shares of the Company’s Common Stock for each share of Decoy common stock (after giving effect to the Reverse Split).

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The unaudited pro forma condensed combined balance sheet data as of March 31, 2021, gives effect to the Merger as if it took place on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three-month period ended March 31, 2021, gives effect to the Merger as if it had been consummated on January 1, 2021, and gives effect to the Reverse Split.

Based on the Company’s preliminary review of Intec Israel’s and Decoy’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Intec Israel to conform its accounting policies to those of Decoy are not expected to be material. Following completion of the Merger, further review of Intec Israel’s accounting policies may result in additional revisions to Intec Israel’s accounting policies and classifications to conform to those of Decoy.

The unaudited pro forma condensed combined balance sheet data as of March 31, 2021, reflects the assumption of the estimated net cash remaining following Intec Israel’s Business Termination.

The unaudited pro forma condensed combined financial information was prepared under U.S. GAAP. For accounting purposes, Decoy will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a reverse merger of Decoy. The net acquired assets, which is the estimated net cash of Intec Israel following the Business Termination at the effective time of the Merger is approximately $9.3 million. Further, given the nature of the transaction, no step-up in basis or goodwill will be recorded as a result of the Merger.

To the extent there are significant changes to the business of Intec Israel or Decoy following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurance that these additional analyses will not result in material changes to the estimates of value.

The historical financial information has been adjusted to give effect to matters that reflect the U.S. GAAP accounting for the transaction to illustrate the effects of the reverse merger to the Company’s historical financial statements.

3. Company Common Stock and Options to Purchase Company Common Stock Issued to Decoy Securityholders upon Closing of the Merger

Pursuant to the Merger Agreement, at the Closing Date of the Merger, the Company issued to Decoy securityholders a number of shares of Indaptus and options to purchase Indaptus Common Stock representing approximately 63.65% of the outstanding shares of Company Common Stock at the time of the Merger (on a fully diluted basis).

Prior to the Merger, all outstanding Decoy SAFEs (Simple Agreements for Future Equity) and preferred shares were converted into shares of Decoy common stock, which were exchanged for Company Common Stock as described above. The number of shares of Company Common Stock to be issued to Decoy securityholders, for purposes of these pro forma financial statements as of March 31, 2021, is calculated pursuant to the terms of the Merger Agreement, using the exchange ratio and assuming the conversion of the Decoy SAFEs and preferred shares into shares of Decoy common stock all had occurred on March 31, 2021, as follows (giving effect to the Reverse Split):

Fully-diluted ordinary shares of Intec Israel(i)	2,143,594
Divided by the assumed Intec Israel ownership percentage of combined company	36.35%
Estimated fully-diluted adjusted total shares of common stock of combined company	5,896,893
Less: fully-dilutes ordinary shares of Intec Israel	-2,143,594
Total fully-diluted shares of combined company to be allocated to Decoy securityholders*	3,753,299
*Includes:
Total outstanding shares of combined company to be allocated to Decoy securityholders in exchange of 1,336,386 outstanding shares of Decoy common stock as of March 31, 2021(ii)	3,547,220
Total stock options of combined company to be allocated to Decoy securityholders in exchange of 77,639 outstanding Decoy stock options as of March 31, 2021	206,079

(i) Includes all outstanding ordinary shares, warrants and options to employees that are outstanding as of the date of this report.

(ii) Includes all outstanding shares of Decoy common stock, assuming the conversion of the preferred shares and Decoy SAFEs agreements (including the additional Decoy SAFEs that were signed in April 2021) into shares of Decoy common stock.

4. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

The unaudited pro forma condensed combined balance sheet includes pro forma adjustments that reflect the U.S. GAAP accounting for the Merger to illustrate the effects of the reverse merger to Decoy’s historical financial statements. Based on the Company’s management’s review of Intec Israel’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Intec Israel to conform to the accounting policies of Decoy are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A. To convert Decoy’s 314,928 Series seed preferred shares into shares of Decoy common stock immediately prior to the Merger.

B. To record: (i) Intec Israel’s estimated transaction costs of approximately $3.2 million that were not accrued as of March 31, 2021 and include advisory fees and legal expenses; (ii) Decoy’s estimated transaction costs of approximately $275 thousand that were not accrued as of March 31, 2021, and include legal and accounting expenses; and (iii) to cancel a liability related to Decoy’s deposit as of March 31, 2021, in the amount of $650 thousand (the “Deposit Amount”). Intec Israel transferred an amount of $650 thousand to Decoy to cover the transaction expenses which was recorded as a liability in Decoy’s balance sheet. In the combined balance sheet, the liability was cancelled, and this amount was recorded in additional paid-in capital.

C. To reflect: (i) $30.0 million in proceeds received by Indaptus, net of $2.7 million in estimated transaction costs, in connection with the consummation of the private placement, assuming a full exercise of the pre-funded warrants; (ii) $1.3 million in proceeds from additional Decoy SAFEs that were entered in April 2021 and (iii) $11.9 million in net cash remaining following Intec Israel’s Business Termination effective as of the Closing Date.

D. To cancel Decoy’s deferred transaction costs as of March 31, 2021, in the amount of $605 thousand. In the combined balance sheet, the deferred transaction costs were cancelled, and this amount was recorded in additional paid-in capital.

E. To reflect the conversion of approximately $5.1 million of Decoy SAFEs outstanding as of March 31, 2021, into shares of Decoy common stock immediately prior to the Merger.

F. To reflect:

(i) The conversion of Decoy’s outstanding Series seed preferred shares into 314,928 shares of Decoy common stock.

(ii) The conversion of Decoy SAFEs into 288,823 shares of Decoy common stock.

(iii) The recognition of deferred transaction costs and payment of transaction costs associated with the Merger.

(iv) The exchange of 1,141,667 Intec Israel ordinary shares that are outstanding as of March 31, 2021, into 1,141,667 shares of Company Common Stock, and 717,076 Intec Israel ordinary shares that were issued to Aspire Capital during the second quarter 2021, into 717,076 shares of Indaptus common stock.

(v) The exchange of outstanding shares of Decoy common stock into 3,547,220 shares of Company Common Stock based on the exchange ratio.

(vi) The allocation of equity for the closing of the Private Placement, assuming a full exercise of the pre-funded warrants.

							Additional
	Intec Israel		Decoy		Indaptus		paid in
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Total
(i) Conversion of outstanding Decoy’s Series seed preferred shares into common stock	—	—	314,928	(*)	—	—	—	—
(ii) Conversion of SAFE into common stock	—	—	288,823	(*)	—	—	6,417	6,417
(iii) Recognition of deferred transaction costs and payment of transaction costs	—	—	—	—	—	—	(4,080)	(4,080)
(iv) Exchange of outstanding Intec Israel ordinary shares into Company Common Stock	(1,858,743)		—	—	1,858,743	19	12,484	12,503
(v) Exchange of outstanding Decoy common stock into Company Common Stock based on the assumed Exchange Ratio	—	—	(1,336,386)	(1)	3,547,220	35	(34)	—
(vi) Indaptus Private Placement, assuming a full exercise of the pre-funded warrants (net of fees)	—	—	—	—	2,727,273	27	27,273	27,300
Pro forma adjustments	(1,858,743)		(732,635)	$(1)	8,133,236	$81	$42,060	$42,140

5. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2021

The unaudited pro forma condensed combined statement of operations include pro forma adjustments that reflect the U.S. GAAP accounting for the Merger to illustrate the effects of the reverse merger to Intec Israel’s and Decoy’s historical financial statements. Based on the Company’s management’s review of Intec Israel’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Intec Israel to conform to the accounting policies of Decoy are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

G. Costs associated with operating a public company.

H. The pro forma combined basic and diluted loss per share have been adjusted to reflect the pro forma net loss for the three-month period ended March 31, 2021. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to include the number of shares of Company Common Stock issued to Decoy securityholders as of the Closing Date, based on the exchange ratio and as a result of the Private Placement. The following table sets forth the calculation of the pro forma weighted average number of shares outstanding — basic and diluted and giving effect to the Reverse Split:

Three months ended March 31, 2021
Historical Intec Israel weighted average ordinary shares outstanding	1,120,717
Company common stock to be issued to Decoy shareholders and to a certain institutional investor under the Private Placement	6,274,493
Total weighted-average shares outstanding	7,395,210